Exhibit 99.1

NEWS RELEASE

Lumen Appoints Chris Stansbury as Chief Financial Officer

DENVER, March 28, 2022 – Lumen Technologies (NYSE: LUMN) today announced that Chris Stansbury has been appointed Chief Financial Officer, effective April 4, 2022, succeeding Neel Dev.

Stansbury most recently served as senior vice president and CFO of Arrow Electronics, Inc., one of the world’s largest providers of technology products, services and solutions. In his role at Arrow, Stansbury was responsible for leading the company’s global finance organization and served as a member of the company’s executive committee. Stansbury joined Arrow in 2014 as vice president and chief accounting officer.

“Chris is a tenured finance executive with an impressive track record of delivering growth and value creation in his prior roles,” said Jeff Storey, president and CEO of Lumen. “As we drive toward our goal of delivering profitable revenue growth and improving our revenue mix as a result of the expected closing of two significant divestitures later this year, it is a natural time for us to find the leader best positioned to achieve our goals. Chris’ leadership and financial acumen bring a unique skill set to our company as we scale the Lumen Platform and our Quantum Fiber build, both critical drivers of our return to growth. I would also like to thank Neel for his significant contributions through an important period in Lumen’s evolution.”

Stansbury has more than 30 years of finance leadership experience at multinational corporations across several industries. Prior to his time at Arrow, he served as CFO for the Networking Group of Hewlett-Packard. Prior to HP, he held finance positions of increasing responsibility at PepsiCo.

“This is an important time in Lumen’s transformation, and I look forward to continue building on the great work the team has underway,” said Stansbury. “Lumen has a strong financial foundation and significant opportunities for value creation. I am excited to be joining the company and can’t wait to get started.”

There are no changes to our previously issued financial outlook and expectations associated with this announcement.

About Lumen Technologies

Lumen is guided by our belief that humanity is at its best when technology advances the way we live and work. With approximately 500,000 route fiber miles and serving customers in more than 60 countries, we deliver the fastest, most secure platform for applications and data to help businesses, government and communities deliver amazing experiences.

Learn more about the Lumen network, edge cloud, security, communication and collaboration solutions and our purpose to further human progress through technology at news.lumen.com/home, LinkedIn: /lumentechnologies, Twitter: @lumentechco, Facebook: /lumentechnologies, Instagram: @lumentechnologies and YouTube: /lumentechnologies. Lumen and Lumen Technologies are registered trademarks in the United States.

Media Contact:

Stephanie Meisse

Lumen Public Relations

P: 419.610.3142

stephanie.n.meisse@lumen.com

Investor Relations Contact:

Mike McCormack

Lumen Investor Relations

P: 720.888.3514

mike.mccormack@lumen.com

Services not available everywhere. Business customers only. Lumen may change, cancel or substitute products and services, or vary them by service area at its sole discretion without notice. ©2021 Lumen Technologies. All Rights Reserved.